UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

WESTLAND DEVELOPMENT CO., INC.

(Name of Registrant as Specified In Its Charter)

SCC ACQUISITION CORP.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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SunCal New Mexico: A Legacy Embraced

SunCal’s balanced proposal to acquire Westland has begun our lasting partnership with the City of Albuquerque. Our offer is not merely a strong financial package; it’s a comprehensive plan to preserve the centuries-old legacies of this storied land while helping Albuquerque realize its great potential. We look forward to the opportunity to work with the community to help the region grow responsibly, enhance the local quality of life and continue to protect the traditions and legacies of this cherished land.

For more information regarding SunCal and our proposal in respect of the Atrisco Land Grant, please read the enclosed proxy statement, visit www.SunCalNM.com or call (888) 809-5211. Si usted tiene preguntas y quiere hablar con alguien en español, favor de llamarnos a (888) 809-5211.

A Strong Financial Package

•	$315 per share (or approximately $250 million total)

•	The creation of Atrisco Oil & Gas LLC to hold certain mineral rights

•	One share of Atrisco Oil & Gas for each share of Westland common stock owned

•	Fulfillment of centuries-old investments

Embracing a Legacy

•	The Atrisco Heritage Foundation will preserve and protect the legacy of the land

•	SunCal will provide $1 million for 100 years to the Foundation

•	The Foundation’s Board will be comprised of Atrisco heirs

•	The Foundation will implement cultural projects and programs to celebrate the legacy of the Atrisco Land Grant

SunCal’s Story

•	A family-owned company

•	70 years of experience

•	Largest privately held community developer in the West

•	More than 120,000 residential lots in various stages of development

•	Involved in more than 70 master-planned communities throughout the West

•	Our communities emphasize:

•	Quality of life

•	Environmental, historical and cultural sensitivity

•	Recreational opportunities

•	Community involvement

Your Questions Answered From Westland

The following may address some questions you may have regarding the special meeting and the merger. Please read the enclosed proxy statement for a more complete description.

Q:	Why do I have to vote again?

A:	Because the blue proxy you previously submitted is no longer valid. Please vote again using the enclosed green proxy which relates to the new price of $315 per share.

Q:	What happened to the merger agreement with SHNM Acquisition Corp. and my previous vote?

A:	The SHNM merger agreement was terminated because Westland received a “superior proposal” from SCC that Westland’s board believes is more favorable to you. The Westland board approved the SCC merger agreement and is requesting that you vote to approve it.

Q:	If the merger occurs, what will I be paid?

A:	You will be paid $315.00 in cash. In addition, prior to the merger, and subject to the merger occurring, you will receive one Class A unit of Atrisco Oil & Gas LLC for each share of Westland common stock you own. You will receive the same number of Atrisco Oil & Gas units as the number of shares of Westland stock you own. Atrisco Oil & Gas is a new company that will own 100% of the rights under Westland’s two existing oil and gas leases and a 50% interest in all oil, gas and other mineral rights of Westland.

Q:	Is there oil and gas under Westland’s land? I read that the lease holder has plans for the land. What does this mean for me?

A:	Westland does not know if there is any oil, gas or other minerals. We understand the current lease holder may be undertaking limited exploratory activities in order to extend the term of its lease. We don’t know whether their efforts will be commercially successful. However, if they are, any royalties from drilling under the existing leases would be retained by you indirectly, by virtue of your ownership of Class A units of Atrisco Oil & Gas, and would not be sold to SCC or retained by Westland following the merger.

Q:	How do I vote my shares?

A:	The same as before. You can vote “FOR” or “AGAINST” the merger by marking your proxy with an “X”, signing your name as it is printed on the proxy, dating the proxy and returning it promptly in the enclosed self-addressed stamped envelope. You may also vote in person at the special meeting.

Q:	When and where is the special meeting?

A:	Monday, November 6, 2006 at 10:00 A.M., New Mexico time, at the Kiva Auditorium in the Albuquerque Convention Center. Enter at 401 2nd Street, N.W., Albuquerque, New Mexico. Registration will commence at 7:00 A.M. Parking is available at the East end of the Convention Center and on the second floor of the West end of the Convention Center.

Q:	Will this meeting be different than the June 8, 2006 annual meeting?

A:	Yes. Westland is making many changes, such as hiring additional staff and security and holding the meeting at the Kiva Auditorium where there will be room for 2,500 people. Registration commences earlier at 7:00 A.M. Shareholders will be provided an ID card to expedite their entry into the Auditorium. Persons working to assist you will be identified by a large ribbon pinned on their lapel.

Q:	Can I vote without attending the meeting?

A:	Sure. Simply return your signed and dated proxy in the postage paid envelope provided.

Q:	If I oppose the merger, do I have appraisal rights?

A:	Yes. If you object to the merger and want to exercise your appraisal rights, you must follow the procedures described in the enclosed proxy statement under the heading titled “The Merger—Dissenters’ Rights”.

Q:	When and how will I get paid?

A:	Shortly after the merger, Mellon Bank (the same institution that mails your dividend) will send you a letter with instructions for returning your stock certificates and receiving your money. PLEASE DO NOT return your stock certificates until Mellon Bank asks you to do so.

Q:	What if I have lost my stock certificate?

A:	You can still vote your shares, even if you have lost your stock certificate. After the merger, however, you must sign an affidavit that you lost your stock certificate and pay a special handling fee and indemnity insurance premium to Mellon for your lost certificate equal to 1% of the value of your shares. Mellon Bank will send you these forms.

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This document does not constitute a solicitation by Westland or its Board of Directors or executive officers of any approval or action of its stockholders. Westland has filed a definitive proxy statement and other relevant documents concerning the proposed transaction with SunCal with the SEC. Westland’s stockholders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC because they will contain important information on the proposed transaction. You will be able to obtain the documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, Westland’s stockholders and investors may obtain free copies of such documents filed with the SEC by contacting Robert Simon of Westland at (505) 831-9600 or by written request mailed to Westland Development Co., Inc., 401 Coors Blvd., NW, Albuquerque, New Mexico 87121, Attention: Robert Simon.

Westland and its directors and executive officers and other persons may be deemed to be participating in the solicitation of proxies in connection with the merger. Other information regarding the participants in the proxy solicitation and a description of their interests, by security holdings or otherwise, are contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.

Your Questions Answered From SunCal

Q:	What are your plans for the property should you acquire Westland?

A:	If SunCal is fortunate enough to be selected by the Westland shareholders, we would actively seek input from the heirs and local community before we begin to create a plan for new development on the property. Through this process, our plan for the property would evolve.

Q:	How do you propose to honor the land’s Atrisco heritage?

A:	If SunCal is fortunate enough to acquire Westland, we commit to working with the Atrisco Land Grant heirs to create ways to protect and celebrate the land’s heritage in our land plan, so future generations can retain the benefits of the area’s strong cultural and historic roots. To demonstrate this commitment, SunCal would contribute $1 million each year for the next 100 years to the Atrisco Heritage Foundation. Atrisco heirs would hold a majority of the seats on the Foundation’s Board of Directors, which would have full control over how the money is spent. Projects could include museums, continuing education, cultural programs, daycare, private schools, and scholarships.

Q:	Does SunCal have the financial means to acquire Westland and manage the site’s long-term development?

A:	Yes. SunCal is the West’s largest privately held community developer. Much of our success can be attributed to the excellent reputation we hold on Wall Street and our solid partnerships with major financial institutions, which allow us to finance major acquisitions like the Atrisco Land Grant.

Q:	SunCal is based in California. Will you be committed to the Albuquerque region and its residents?

A:	Yes. SunCal is committed to becoming a long-term partner in Albuquerque’s future. Our corporate headquarters may be in California, but we have an Albuquerque office and our employees working on this project are local natives that live in town. As a principle, SunCal seeks out the best and brightest local employees and consultants, because nobody knows an area better than those who live there. And development of the Westland site could take several decades, so we look forward to becoming a lasting part of the greater Albuquerque community and an engine for future economic development.